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Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TransMontaigne Announces Results For The Three Months and Year Ended June 30, 2004 and Schedules Conference Call

Thursday, September 23, 2004	Immediate Release

Denver, Colorado—TransMontaigne Inc. (AMEX:TMG) today announced financial results for the three months and year ended June 30, 2004. The Company today filed its Annual Report on Form 10-K for the year ended June 30, 2004, with the Securities and Exchange Commission.

For the Three Months and Year Ended
June 30, 2004 and 2003
(000s, except per share data)

	Three Months Ended		Year Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Income Statement Data
Revenues	$3,463,546	$2,213,539	$11,324,591	$8,327,968
Net operating margins:(1)
Supply, distribution and marketing	7,531	6,436	69,850	50,083
Terminals, pipelines, and tugs and barges	12,358	13,569	55,274	47,792
Operating income	5,819	2,089	60,324	35,931
Earnings (loss) before income taxes	(1,753)	(6,743)	30,589	16,610
Net earnings (loss)	(876)	(6,375)	18,529	6,803
Net earnings (loss) attributable to common stockholders	(1,970)	(7,374)	14,156	2,819
Net earnings (loss) per common share—basic	(0.04)	(0.19)	0.36	0.07
Non-GAAP Performance Measure
Adjusted operating income (loss)(2)	$(702)	$21,825	$47,314	$61,540
Cash Flow Activities
Net cash provided by (used in) operating activities	$83,347	$(71,900)	$69,704	$33,323
Net cash provided by (used in) investing activities	(3,926)	(9,419)	(18,283)	(170,625)
Net cash provided by (used in) financing activities	83,002	82,974	(73,232)	134,419
	June 30, 2004	June 30, 2003
Balance Sheet Data
Working capital(3)	$118,320	$79,325
Long-term debt	200,000	200,000

(1)
Net operating margins represent revenues, less product costs and other direct costs and expenses.

(2)
See Supplement B for reconciliation of adjusted operating income (loss) to operating income and earnings (loss) before income taxes.

(3)
Working capital represents current assets less current liabilities.

        Revenues for the three months ended June 30, 2004, were approximately $3.5 billion, as compared to approximately $2.2 billion for the comparable period in the prior year. The increase in revenues is due to an increase in commodity prices coupled with an increase in delivered volumes. Net operating margins for the three months ended June 30, 2004, were approximately $19.9 million compared to approximately $20.0 million for the three months ended June 30, 2003. Net loss for the three months ended June 30, 2004, was approximately $(0.9) million, as compared to approximately $(6.4) million for the three months ended June 30, 2003. Net operating margins and net loss for both periods were impacted by inventory gains recognized, inventory gains deferred, and lower of cost or market write-downs. TransMontaigne believes that "adjusted net operating margins" and "adjusted operating income," which eliminate the impact of these inventory adjustments, are useful measures to evaluate and compare performance between reporting periods. Supplement B provides information about how we derive "adjusted operating income" and potential limitations of adjusted operating income as a measure of financial performance. Supplement B also provides a reconciliation of adjusted operating income to the most directly comparable financial measures calculated and presented in accordance with GAAP.

        Our adjusted net operating margins (deficiencies) for the supply, distribution and marketing segment for the three months ended June 30, 2004, were approximately $(5.0) million, as compared to $20.2 million during the three months ended June 30, 2003. Rack spot margins were $5.1 million and $8.1 million during the three months ended June 30, 2004 and 2003, respectively. Contract sales margins were $5.7 million and $9.9 million during the three months ended June 30, 2004 and 2003, respectively. Per unit margins from rack spot sales and contract sales are more favorable in a declining forward price environment as major oil companies prefer to dispose of their refined product inventories in the bulk markets as opposed to shipping the inventories to interior wholesale delivery markets due to the length of in-transit shipping times. For the three months ended June 30, 2004 and 2003, the inventory roll cost was approximately $(3.2) million and $(4.4) million, respectively, representing the decrease in the value of our discretionary volumes held for immediate sale or exchange from carrying inventory to future periods in a declining forward price environment. The adjusted net operating margins (deficiencies) from our bulk activities and other decreased to approximately $(14.5) million in the three months ended June 30, 2004, as compared to approximately $(40,000) in the three months ended June 30, 2003, due principally to (i) limited opportunities to harvest basis differentials in the bulk markets, (ii) fewer supply disruptions from refinery outages, and (iii) a lack of correlation between the cash and futures markets during the three months ended June 30, 2004. The cost of managing the commodity price risk associated with our discretionary gasoline inventory volumes during May 2004, exceeded the margins recognized by approximately $14.5 million as the price of unleaded gasoline in the bulk markets increased in value by approximately $0.02 per gallon while the loss on the related risk management contracts was approximately $0.14 per gallon. The Coastal Fuels assets, which we acquired on February 28, 2003, contributed heavy oil margins of approximately $3.4 million and $3.8 million during the three months ended June 30, 2004 and 2003, respectively. The adjusted net operating margins (deficiencies) from our supply chain management services decreased to approximately $(0.6) million during the three months ended June 30, 2004, from approximately $1.9 million for the comparable period in 2003, due principally to unfavorable per unit margins on retail price management contracts and West Coast delivered fuel price management contracts. The adjusted net operating margins from our trading activities were negatively impacted by speculative positions taken in anticipation of declining commodity prices during the three months ended June 30, 2004.

        The net operating margins from our terminals, pipelines, tugs and barges were approximately $12.4 million for the three months ended June 30, 2004, as compared to approximately $13.6 million for the three months ended June 30, 2003. The decrease of approximately $1.2 million is due principally to an increase in repairs and maintenance expenses associated with routine terminal maintenance programs and dry-docking expenses for certain tugs and barges.

        Our average delivered volumes under our various sales arrangements are as follows (in barrels per day):

	Three Months Ended		Year Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Rack spot sales	94,000	134,000	117,000	130,000
Contract sales	226,000	188,000	210,000	136,000
Bulk sales	438,000	344,000	400,000	363,000
Supply chain management services	31,000	20,000	26,000	14,000

Total	789,000	686,000	753,000	643,000

Conference Call

        TransMontaigne Inc. also announced today that it has scheduled a conference call for Friday, September 24, 2004 at 1:00 p.m. (EDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management's presentation of the Company's results and supplemental financial information by accessing the call as follows:

(888) 273-9890
Ask for:
TransMontaigne

        A playback of the conference call will be available from 4:30 p.m. (EDT) on Friday, September 24, 2004 until 11:45 p.m. (EDT) on Friday, October 1, 2004 by calling:

USA: 800-475-6701
International: 320-365-3844
Access Code: 747721

        TransMontaigne Inc. is a refined petroleum products distribution and supply company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company's principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) supply, distribution and marketing, and (iii) supply chain management services. The Company's customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

        This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

Supplement A

TRANSMONTAIGNE INC. AND SUBSIDIARIES

        Our CEO reviews our financial performance using a non-GAAP financial performance measure that we refer to as "adjusted operating income"(1) for purposes of making operating decisions, allocating resources and assessing financial performance. Adjusted operating income excludes recurring items that are included in the most comparable GAAP measure. Therefore, the use of adjusted operating income may be subject to limitations compared to the use of the most comparable GAAP measure.(2) Nevertheless, TransMontaigne's management believes that adjusted operating income is an appropriate financial performance measure for evaluating TransMontaigne's performance and operating its business.(3) Our adjusted operating income is as follows (in thousands):

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003
Terminals, Pipelines, and Tugs and Barges(4)
Historical facilities	$8,993	$9,837	$39,834	$42,384
Coastal Fuels assets(5)	3,365	3,732	15,440	5,408

Adjusted net operating margins	12,358	13,569	55,274	47,792

Supply, Distribution and Marketing(6)
Light oils:
Rack spot margins	5,056	8,116	16,267	16,126
Contract margins	5,732	9,947	14,047	18,228
Inventory roll cost	(3,177)	(4,365)	(6,404)	(14,956)
Bulk activities and other margins	(14,549)	(40)	(12,586)	17,739
Heavy oils—contract margins(5)	3,376	3,810	13,656	6,299
Supply chain management services	(580)	1,947	8,624	13,017
Trading activities, net	(829)	786	(823)	(1,139)

Adjusted net operating margins	(4,971)	20,201	32,781	55,314

Total adjusted net operating margins	7,387	33,770	88,055	103,106
Selling, general and administrative expenses	(8,089)	(11,945)	(40,747)	(40,491)
Corporate relocation and transition	—	—	—	(1,449)
Dividend income	—	—	6	374

Adjusted Operating Income(1)(2)(3)	$(702)	$21,825	$47,314	$61,540

(1)
Adjusted operating income is composed of our adjusted operating margins for each of our business segments offset by selling, general and administrative expenses and corporate relocation and transition expenses and increased by dividend income. Adjusted operating income differs from operating income as determined in accordance with GAAP in the treatment of our inventories-discretionary volumes, the exclusion of depreciation and amortization expense, the exclusion of gains (losses) on disposition of assets, and the inclusion of dividend income.

(2)
The presentation of adjusted operating income should not be used exclusively as an alternative to operating income as determined in accordance with GAAP as an indicator of our operating performance. Our inventories-discretionary volumes are carried at the lower of cost (FIFO) or market, while our corresponding derivative and risk management contracts are marked to market. As a result, if prices are increasing during the end of a quarter, we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter. Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis. As discussed in (3), below, management believes that adjusted operating income is a useful measure to evaluate TransMontaigne's performance. However, adjusted operating income excludes items that are included in the most comparable GAAP measure, which may limit the usefulness of adjusted operating income for some purposes compared to the most comparable GAAP measure.

For example, adjusted operating income excludes depreciation and amortization expense. The exclusion of depreciation and amortization expense from adjusted operating income could be viewed as limiting the usefulness of adjusted operating income as a performance measure because it does not account in current periods for the implied reduction in value of our capital assets, such as storage tanks and barges, caused by aging and wear and tear. Management compensates for this limitation by recognizing that depreciation and amortization are largely offset by repair and maintenance costs, which keep the actual value of our principal fixed assets from declining. These maintenance costs are a component of direct operating costs and expenses that are included in adjusted net operating margins and adjusted operating income.

Adjusted operating income also does not reflect the implied expenses reported for lower of cost or market write-downs on base operating inventory volumes that may be reported in periods of declining commodity prices. Base operating inventory volumes are product volumes that must remain in the common carrier pipeline systems we use to transport our product to our terminals. The exclusion of these write-downs could be viewed as limiting the usefulness of adjusted operating income as a performance measure because declines in the market value of this product are not taken into account in current results. Management compensates for this limitation by recognizing that these volumes must remain in the common carrier system in order for our terminals and pipelines to function. TransMontaigne would sell or dispose of these volumes only in connection with the sale, closure or significant decrease in the nature and scope of our supply, distribution and marketing business. Consequently, these base operating inventory volumes are, in management's view, more like a fixed asset than inventory held for sale in the ordinary course of business.

(3)
Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis. Whereas GAAP requires that we report the value of our inventories-discretionary volumes at the lower of cost or market, and our corresponding derivative and risk management contracts are marked to market. As a result, if prices are increasing during the end of a quarter, under GAAP we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter.

Adjusted operating income may, however, be limited as a measure of financial performance because it does not use the lower of cost or market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange. The lower of cost or market method prevents the recognition of gains from commodity price increases prior to realization of gains on the actual sale of inventory and, therefore, is considered to be a more conservative method of valuing inventory. TransMontaigne believes that this limitation is compensated for by the deep and active market for refined petroleum products, which makes market prices readily available and permits product to be readily sold, as well as by the high rate of turnover of TransMontaigne's inventory.

We believe that adjusted operating income is useful to investors because it adjusts the treatment of our inventories in calculating adjusted operating income so that our inventories-discretionary volumes held for immediate sale or exchange are reflected at fair value, which matches the treatment of our derivative and risk management contracts. Because our inventories-discretionary volumes are composed of refined petroleum products, which are commodities with established trading markets and readily ascertainable market prices, we believe that the financial performance of the supply, distribution and marketing segment can be appropriately evaluated using the mark-to-market method rather than the lower-of-cost-or-market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange. Adjusted operating income permits us to measure and analyze the financial performance of TransMontaigne's overall business, which involves the use of risk management contracts to reduce commodity price risk on product inventories and focuses on producing income through supply, distribution and marketing activities. Therefore, by including the effects of changes in the fair value of our inventories-discretionary volumes held for immediate sale or exchange in adjusted operating income in the period in which the fair value actually changes, we believe that adjusted operating income gives investors a useful indication of TransMontaigne's financial performance. We manage the commodity price risk associated with our inventories-discretionary volumes held for immediate sale or exchange through the use of NYMEX futures contracts that are closely related to our actual inventory positions. Because the NYMEX contracts settle daily, global commodity price risk in our inventory position is managed, and changes in commodity prices are not likely to distort the financial performance of the Company. Because refined petroleum product commodity prices can be volatile, some investors may consider this alternative measure of performance to be useful because changes in commodity prices would be less likely to distort the financial performance of the Company.

Our working capital credit facility also uses a measure substantially identical to adjusted operating income to measure compliance with our financial covenants.

(4)
Our "adjusted net operating margins" for the terminals, pipelines, and tugs and barges segment are composed of revenues, less direct operating costs and expenses. There are no differences between "adjusted net operating margins" for our terminals, pipelines, and tugs and barges segment and the net operating margins for that segment in our historical financial statements.

(5)
The acquisition of both Coastal Fuels Marketing, Inc. and Coastal Tug and Barge, Inc. closed on February 28, 2003, and accordingly, the adjusted net operating margins attributable to those activities are included only from the date of acquisition.

(6)
For our supply, distribution and marketing segment, "adjusted net operating margins" are composed of revenues less, cost of product sold and other direct costs and expenses. For purposes of computing our "adjusted net operating margins" for the supply, distribution and marketing segment, cost of product sold is reflected at market value, which matches the treatment of our derivative and risk management contracts. Additionally, for purposes of computing our "adjusted net operating margins," our discretionary inventories—base operating volumes are maintained at original cost. The differences between "adjusted net operating margins" for the supply, distribution and marketing segment and the net operating margins reported for that segment in our historical financial statements are presented in the accompanying Supplement B.

Supplement B

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Reconciliation of "Adjusted Operating Income" to Earnings Before Income Taxes

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003
Adjusted Operating Income	$(702)	$21,825	$47,314	$61,540
Inventory Adjustments:
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	6,039	—	5,855	12,644
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	(2,330)	(5,855)	(2,330)	(5,855)
Change in FIFO cost basis of base operating inventory volumes	11,666	(7,887)	38,878	415
Lower of cost or market write-downs on base operating inventory volumes	(2,873)	(23)	(5,334)	(12,435)
Other Items:
Depreciation and amortization	(5,808)	(5,971)	(23,015)	(19,371)
Lower of cost or market write-downs on product linefill and tank bottom volumes	—	—	(60)	(633)
Dividend income	—	—	(6)	(374)
Loss on disposition of assets	(173)	—	(978)	—

Operating income	5,819	2,089	60,324	35,931
Other expense, net	(7,572)	(8,832)	(29,735)	(19,321)

Earnings Before Income Taxes	$(1,753)	$(6,743)	$30,589	$16,610

Supplement C

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Quarterly Adjusted Operating Income by Fiscal Year

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2004
Terminals, pipelines, and tugs and barges:
Historical facilities	$11,133	$10,852	$8,856	$8,993	$39,834
Coastal fuels assets	3,562	4,313	4,200	3,365	15,440
Product supply, distribution and marketing:
Light oils and other	9,362	12,148	5,962	(8,347)	19,125
Heavy oils	1,440	3,424	5,416	3,376	13,656

Adjusted net operating margins	25,497	30,737	24,434	7,387	88,055
Dividend income	6	—	—	—	6
Selling, general and administrative	(10,371)	(10,944)	(11,343)	(8,089)	(40,747)

Adjusted Operating Income	$15,132	$19,793	$13,091	$(702)	$47,314

Fiscal Year Ended June 30, 2003
Terminals, pipelines, and tugs and barges:
Historical facilities	$10,928	$10,745	$10,874	$9,837	$42,384
Coastal fuels assets	—	—	1,676	3,732	5,408
Product supply, distribution and marketing:
Light oils and other	7,612	13,343	11,669	16,391	49,015
Heavy oils	—	—	2,489	3,810	6,299

Adjusted net operating margins	18,540	24,088	26,708	33,770	103,106
Dividend income	374	—	—	—	374
Selling, general and administrative	(9,331)	(8,775)	(10,440)	(11,945)	(40,491)
Corporate relocation	(1,084)	(365)	—	—	(1,449)

Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540

Fiscal Year Ended June 30, 2002
Terminals, pipelines, and tugs and barges:
Historical facilities	$8,341	$8,513	$9,596	$9,268	$35,718
Product supply, distribution and marketing:
Light oils and other	27,599	13,729	20,106	7,313	68,747

Adjusted net operating margins	35,940	22,242	29,702	16,581	104,465
Dividend income and equity earnings	1,349	108	(7)	—	1,450
Selling, general and administrative	(8,465)	(8,185)	(8,955)	(9,606)	(35,211)
Corporate relocation	—	—	(315)	(6,001)	(6,316)

Adjusted Operating Income	$28,824	$14,165	$20,425	$974	$64,388

Supplement C (continued)

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Adjusted Operating Income Reconciled to Net Earnings (Loss)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2004
Adjusted Operating Income	$15,132	$19,793	$13,091	$(702)	$47,314
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	5,855	3,067	15,469	6,039	5,855
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	(3,067)	(15,469)	(6,039)	(2,330)	(2,330)
Change in FIFO cost basis of base operating inventory volumes	214	5,504	21,494	11,666	38,878
Lower of cost or market write-downs on base operating inventory volumes	(2,062)	(271)	(128)	(2,873)	(5,334)
Depreciation and amortization	(5,537)	(5,932)	(5,738)	(5,808)	(23,015)
Lower of cost or market write-downs on product linefill and tank bottom volumes	(32)	(17)	(11)	—	(60)
Loss on disposition of assets	—	(805)	—	(173)	(978)
Interest expense, net	(6,396)	(6,623)	(6,697)	(6,556)	(26,272)
Other financing costs, net	(813)	(819)	(821)	(1,016)	(3,469)
Income tax (expense) benefit	(1,318)	629	(12,248)	877	(12,060)

Net Earnings (Loss)	$1,976	$(943)	$18,372	$(876)	$18,529

Supplement C (continued)

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Adjusted Operating Income Reconciled to Net Earnings (Loss)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Fiscal Year Ended June 30, 2003
Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	—	12,644	33,490	—	12,644
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	—	(33,490)	—	(5,855)	(5,855)
Change in FIFO cost basis of base operating inventory volumes	—	(1,421)	9,723	(7,887)	415
Lower of cost or market write-downs on base operating inventory volumes	—	—	(12,412)	(23)	(12,435)
Depreciation and amortization	(4,256)	(4,293)	(4,851)	(5,971)	(19,371)
Lower of cost or market write-downs on product linefill and tank bottom volumes	—	—	(633)	—	(633)
Interest expense, net	(3,224)	(2,967)	(3,759)	(4,469)	(14,419)
Other financing income (costs), net	(154)	966	(1,725)	(4,363)	(5,276)
Income tax benefit (expense)	(329)	5,173	(13,722)	368	(8,510)
Cumulative effect adjustment	—	(1,297)	—	—	(1,297)

Net Earnings (Loss)	$536	$(9,737)	$22,379	$(6,375)	$6,803

Fiscal Year Ended June 30, 2002
Adjusted Operating Income	$28,824	$14,165	$20,425	$974	$64,388
Lower of cost or market write-downs on product linefill and tank bottom volumes	(849)	(12,114)	—	—	(12,963)
Depreciation and amortization	(4,282)	(4,024)	(4,143)	(4,107)	(16,556)
Gain (loss) on disposition of assets, net	(1,295)	—	—	1,282	(13)
Interest expense, net	(2,789)	(2,757)	(3,577)	(2,714)	(11,837)
Other financing income (costs), net	(4,076)	(11)	1,384	(6,293)	(8,996)
Income tax benefit (expense)	(5,902)	1,801	(5,354)	3,990	(5,465)

Net Earnings (Loss)	$9,631	$(2,940)	$8,735	$(6,868)	$8,558

—END—

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TransMontaigne Announces Results For The Three Months and Year Ended June 30, 2004 and Schedules Conference Call